Exhibit 10.92

FOURTH ADDENDUM

to

Employment Agreement

of

Timothy Crew

This Fourth Addendum (the “Fourth Amendment”) to the Employment Agreement of Timothy Crew, is entered into as of this 17th day of January 2022, between Lannett Company, Inc. (the “Company”) and Timothy Crew (“Mr. Crew”) (together, the Company and Mr. Crew shall be known as the “Parties”).

RECITALS

WHEREAS, Mr. Crew entered into an Employment Agreement with the Company as of January 1, 2018 (“Employment Agreement”) and a First Addendum as of March 28, 2018;

WHEREAS, the Parties entered into a Second Addendum to the Restated Employment Agreement (“Addendum”) effective as of July 1, 2018, wherein the Parties clarified that Section 10 of the Employment Agreement, which contains a confidentiality provision, shall not preclude Executive from voluntarily disclosing confidential information to governmental officials or participating in investigations into suspected violations of law without first notifying or obtaining the consent of the Company;

WHEREAS, the Parties entered into a Third Addendum to the Employment Agreement to provide the Board the authority to seek reimbursement of incentive compensation paid to Executive in certain instances as more fully set forth therein, in the event the Company is required to restate its financial statements as a result of fraud or misconduct (the “Claw Back Provision”);

WHEREAS, the Parties desire to enter into a further addendum in order to clarify certain rights to long term incentive compensation in the event of a termination without cause from the Company;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

1.	Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

2.	Paragraph 9(b) is deleted in its entirety and replaced with the following:

If Executive’s employment is terminated without Cause by Company, other than as provided in 9(c), or if Executive resigns with Good Reason, in addition to the Standard Entitlements payable in accordance with Section 9(a), Executive shall be entitled to the following amounts (collectively, the Severance Pay), the timing and payment of which shall be subject to applicable Section 409A requirements, as more fully set forth in Section 20 below: (i) the then-current base salary under Section 4 for a period of thirty six (36) months; (ii) insurance coverage provided to Executive equal to such coverage provided on the date of termination or, if ineligible for continued coverage under Company policies, reimbursement of the cost of comparable coverage for a period of eighteen (18) months; (iii) a pro-rated annual cash bonus for the then current fiscal year calculated based on the actual results achieved by the Company in the fiscal year in which the Termination Date occurs payable when such other executive officers of Company receive annual bonuses with respect to such fiscal year; (iv) the cash component of any Long Term Incentive Plan award accelerated to, and calculated on, the date of termination; (v) the Company shall cause all outstanding Company stock options and restricted stock (including TSR) awards awarded to Executive prior to termination of employment to be one hundred percent (100%) vested at termination.

For purposes of this provision, Executive resigns with “Good Reason” if Executive provides written resignation within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events: (A) the assignment to Executive of duties materially and adversely inconsistent with Executive’s status of Chief Executive Officer or a material alteration in the nature of the duties, responsibilities and/or reporting obligations, (B) a reduction in Executive’s Base Salary or a failure to pay any such amounts when due; or (C) the relocation of Company headquarters more than 100 miles from its current location.

Severance Pay will only be made if Executive executes and delivers to Company, in a form prepared by Company, a release of all claims against Company and other appropriate parties, excluding Company’s performance under the Section 9 and Executive’s vested rights under Company sponsored retirement plans, 401K plan and stock ownership plans (the “General Release”). Payment or provision of Severance Pay shall commence on the ninetieth (90th) day following the Termination Date (the “Commencement Date”), provided that the payments required under clause 9(b)(i), 9(b)(iii) and 9(b)(iv) shall be made in equal monthly installments over a twelve (12) month period starting on the Commencement Date (subject to the requirements of Section 409A). However, no payments described under clause 9(b)(i), 9(b)(iii) and 9(b)(iv) shall be made at any time if the General Release is not executed prior to the Commencement Date (or is executed and revoked prior to the Commencement Date, or is revocable after the Commencement Date).

3.	Paragraph 9(c) is deleted in its entirety and replaced with the following:

If Executive is notified that he is being terminated by Company without Cause, or resigns for Good Reason, in connection with or within twenty four (24) months following a Change in Control of Company, Executive will be entitled, in addition to the Standard Entitlements payable in accordance with Section 9(a), the benefits set forth in Section 9(b)(i), (ii), (iii) and (iv). In connection with any Change in Control of Company, any outstanding unvested Company stock options, restricted stock and TSRs awarded to Executive prior to the Change in Control shall be treated in accordance with the applicable provision of the Company’s Long Term Incentive Plan regarding a Change in Control of Company and any stock options, restricted stock and TSRs awarded subsequent to the Change in Control shall be treated in accordance with Section 9(b). For the purpose of this Section 9(c), a written notice that Executive’s employment term is not extended pursuant to Section 2 within the twenty-four (24) month period following a Change in Control of Company shall be deemed to be a termination without Cause, unless Executive and Company execute a new employment agreement effective as of the date on which Agreement would otherwise have renewed. The term “Change in Control of Company” shall mean the occurrence of a “change in ownership of the Company,” a “change in effective control of the Company,” or “a change in ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A and Treasury Regulation Section 1.409A-3(i)(5).

4.	Miscellaneous. Except as set forth herein, all of the terms of the Employment Agreement and the First Addendum, Second Addendum and Third Addendum remain in full force and effect. To the extent that there are inconsistencies between this Fourth Addendum and the First Addendum, Second Addendum, Third Addendum and/or Employment Agreement, the provisions of this Fourth Addendum shall control and shall supersede the applicable provisions of the First Addendum, Second Addendum, Third Addendum and/or Employment Agreement.

5.	Counterparts. This Third Addendum may be executed in Counterparts, which together shall constitute one Agreement.

IN WITNESS WHEREOF, each of the Parties hereby executes this Fourth Addendum to the Employment Agreement as of the date first written above.

LANNETT COMPANY, INC.		TIMOTHY CREW

By:	/s/ Patrick LePore	/s/ Timothy Crew
	Patrick LePore,	Timothy Crew
	Chairman of Board of Directors	Chief Executive Officer